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                                                                   Exhibit 10.27

                           WIND RIVER SYSTEMS, INC.

                   SOURCEBOOK PROGRAM DISTRIBUTION AGREEMENT

     THIS AGREEMENT is by and between Embedded Support Tools Corporation (hereinafter "Supplier"), a Corporation with principal offices at 120 Royall Street, Canton, MA 02021, and Wind River Systems, Inc. (hereinafter "WRS"), a Delaware corporation with principal offices at 500 Wind River Way, Alameda, CA 94501.

The parties will check below to indicate whether they have elected to use the "Drop Ship Method" or the "Inventory Method" as defined herein. The parties will also check below to indicate whether WRS will be distributing Supplier's products in object code form, source code form, or both.

     Please check one of the following:    Please check one of the following:

     [_]  Inventory Method per             [_]  Object Code only
          section 3.1

     x    Drop Ship Method per             [_]  Source Code only
          section 3.2                      x    Both Source and Object Code

                                  WITNESSETH:

WHEREAS, Supplier has created and produces certain computer programs with or without hardware in the form of program packages;

WHEREAS, Supplier is willing to make such programs available for marketing by WRS to its customers, under the terms and conditions of this Agreement; and

WHEREAS, WRS is willing to distribute such programs under the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   Section 1

                                  DEFINITIONS

     As used herein, the following words and phrases shall have the following meanings:

     1.1. "End-Users." Customers of WRS who have ordered Products directly from WRS in accordance with the terms of end user license agreements.
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     1.2.  "Products."  Program packages, including (1) object and/or source code on various media; (2) instruction booklets and other information prepared for End-Users concerning the use of the program; and (3) an end user license agreement, packaged for distribution to End-Users. Products may also include hardware. The products covered by this Agreement are listed by title and functional description on the "Product Price List" attached hereto as Exhibit B.

     1.3. "Sales Support and Materials." Sales literature, brochures, and demonstration materials, listed on the "Schedule of Marketing Materials" attached hereto as Exhibit C and furnished by Supplier at the prices listed therein.

                                   Section 2

            MARKETING APPOINTMENT; SUPPLIER AND DISTRIBUTOR SUPPORT

     2.1. Subject to the terms and conditions of this Agreement, Supplier grants WRS the nonexclusive, nontransferable (except as set forth in Section 13.10), sublicensable (as set forth in Section 2.4) right to market and distribute the Products under this Agreement, in unopened and unaltered form, to its customers. WRS acknowledges and agrees that sales will be made only to customers who have executed with Supplier an end user license agreement substantially of the form as set forth on Exhibit D (the "End User License
                                                          ----------------
Agreement").
---------

     2.2. Supplier agrees to provide WRS with a reasonable number of free copies of Products and Sales Support and Materials for the purpose of marketing and demonstrating the Products. In addition, training, telephone consultation services, and Product updates may be provided by Supplier for certain Products as sales support, all as more fully described in Exhibit A.

     2.3. Supplier agrees that WRS will not provide Product support to End Users. All End User support shall be provided by Supplier in accordance with its standard maintenance and support policies.

     2.4. Except for Japan, WRS may not appoint subdistributors or agents to promote and/or distribute Products. In Japan WRS may appoint subdistributors or agents to promote and/or distribute Products provided that (i) such subdistributors and agents also distribute and sell the other products distributed by WRS and (ii) WRS informs Supplier in writing of any new subdistributors and agents who are engaged after the effective date of this agreement. A list of WR's current subdistributors and agents is set forth on Exhibit F. Distributor shall be liable for the performance of any subdistributors and/or agents and Distributor hereby agrees to indemnify and hold harmless Supplier from all damages, costs or expenses arising directly from any act or omission on the part of its subdistributors or agents. WRS shall insure that such subdistributors and agents do not (i) remove, alter, cover or obfuscate any copyright notices or other proprietary rights notices placed or

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embedded by Supplier on or in any Products or (ii) modify, alter, reverse engineer, disassemble or decompile any Products.

                                   Section 3

                          PRODUCT ORDERS AND SHIPMENT

     3.1. WRS Inventory Method. In the event that the parties have checked "Inventory Method" as indicated on first page of this Agreement, the following shall apply:

     3.1.1 WRS shall from time to time prepare and submit to Supplier product orders stating the number and type of Products that WRS desires to receive, with shipment by Supplier expected for approximately 10 (ten) business days thereafter. WRS's product orders shall be in writing and shall constitute binding commitments to accept the number and type of Products stated therein, in accordance with the terms and conditions of this Agreement.

     3.1.2 Within 5 (five) business days after receiving a product order from WRS submitted in accordance with the terms hereof, Supplier shall acknowledge its acceptance of such product order to WRS. Supplier's acceptance shall constitute a binding commitment to ship to WRS the number and type of Products stated in such product order, in accordance with the terms and conditions hereof.

     3.1.3 Supplier shall use all reasonable efforts to ship quantities of Products ordered within 10 (ten) business days of receipt and acceptance of products orders. Packaging and means of shipment of Products shall be determined by Supplier unless otherwise agreed. Risk of loss with respect to Products shall pass to WRS at the time Products are delivered to WRS.

     3.1.4 If scheduling of shipment by Supplier is delayed to occur more than 30 (thirty) days from the date of receipt of a product order, Supplier shall notify WRS and WRS may either agree to accept later shipment or may cancel its order in whole or in part.

     3.1.5 Failure to ship Products within 45 days of the date of receipt of a product order shall be considered a material breach of this Agreement.

     3.1.6 Products damaged in transit shall be returned to Supplier, in accordance with Supplier's return material authorization ("RMA") procedures, within ten (10) days after receipt, accompanied by such documentation as may reasonably be required to assert any claims that may lie against the carrier causing such damage.

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     3.2.   Supplier Drop Ship Method.  In the event that parties have checked
"Drop Ship Method" as indicated on first page of this Agreement, the following shall apply:

     3.2.1 WRS shall obtain orders for Product from its customers, and directly submit such orders to Supplier. WRS's product orders shall be in writing and shall constitute binding commitments to accept the number and type of Products stated therein, in accordance with the terms and conditions of this Agreement.

     3.2.2 Within 5 (five) business days after receiving a product order from WRS submitted in accordance with the terms hereof, Supplier shall acknowledge its acceptance of such product order to WRS. Supplier's acceptance shall constitute a binding commitment to ship to WRS (or such End User address as WRS may indicate on its purchase order) the number and type of Products stated in such product order, in accordance with the terms and conditions hereof.

     3.2.3 Supplier shall use all reasonable efforts to ship quantities of Products ordered within 10 (ten) business days of receipt and acceptance of product orders. Packaging and means of shipment of Products shall be determined by Supplier unless otherwise agreed. Risk of loss with respect to Products shall pass to WRS (or an End User) at the time Products are delivered to WRS (or to an End User, respectively).

     3.2.4 If scheduling of shipment by Supplier is delayed to occur more than 30 (thirty) days from the date of receipt of a product order, Supplier shall so notify WRS and WRS may either agree to accept later shipment or may cancel its order in whole or in part.

     3.2.5 Failure to ship Products within 45 days of the date of receipt of a product order shall be considered a material breach of this Agreement.

     3.2.6 Products damaged in transit shall be returned to Supplier, in accordance with Supplier's return material authorization ("RMA") procedures, within 10 (ten) days after receipt, accompanied by such documentation as may reasonably be required to assert any claims that may lie against the carrier causing such damage.

     3.3. Product Changes. Supplier reserves the right, in its discretion, to: (i) alter the specifications for any Product; (b) discontinue any Product; or (c) discontinue the development of any new product, whether or not such product has been announced publicly. Notwithstanding the foregoing, Supplier shall use commercially reasonable efforts to provide WRS with a minimum of ninety (90) days written notice of such decisions and shall fill all accepted orders from WRS for any such altered or discontinued Products.

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                                   Section 4

                              PRICES AND PAYMENT

     4.1.  WRS is granted a discount of 25% (twenty five percent) in that WRS
                                        -------------------------
shall pay Supplier 75% of Supplier's Product Price List of 75% of the actual sales price, whichever is greater WRS recognizes that SUPPLIER pricing varies by country and will honor the pricing structure for each country in which WRS sells SUPPLIER products. WRS will not knowingly sell SUPPLIER products in a location of lower pricing for shipment to another country where pricing is higher. WRS will work diligently to enforce SUPPLIER pricing by country in a manner consistent with its own practices. The Product Price List attached as Exhibit B is the one in effect as of the effective date of this Agreement. Prices are quoted exclusive of taxes, shipping, and insurance charges.

     4.2. The Product Prices and discounts set forth in Exhibit B are firm for at least 6 (six) months after the execution hereof. After the expiration of such period, Supplier may, at any time, change the suggested retail prices for Products and applicable discounts by providing at least 60 (sixty) days' prior written notice of the change. Such new price shall apply to all product orders received after the effective date of the change set forth in such written notice.

     4.3. If the parties have agreed to use the WRS Inventory Method, WRS shall prepare and deliver to Supplier within thirty (30) days of the last day of each WRS fiscal quarter during the term of this Agreement a written report which shall describe all Products sold by WRS, and a check for the corresponding amount of fees payable to Supplier.

     4.4. If the parties have agreed to the Supplier Drop Ship Method, Supplier shall issue an invoice to WRS upon Product shipment, payable net thirty days.

     4.5. Amounts payable to Supplier under this Agreement are payable in full to Supplier with deduction and are net of any taxes (including any sales, use, excise, ad volorem, property, withholding, value added tax, or other tax), tariffs, duties or assessments. WRS shall pay and shall indemnify and hold Supplier harmless from all such taxes and customs duties payable with respect to the sale and purchase of Products under this Agreement. When Supplier has the legal obligation (independent of this Agreement) to collect such taxes, the appropriate amount shall be added to WRS's invoice and paid by WRS unless WRS provides Supplier with a valid tax exemption certificate authorized by the appropriate taxing authority.

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                                   Section 5

                        TRADEMARKS; MARKING OF PRODUCTS

     5.1. WRS may use and display the trademarks and logos of Supplier (the "Trademarks") to identify and market the Products only as included in the marketing materials prepared by Supplier and delivered to WRS or such materials as are approved by Supplier in writing prior to use, which materials relate to the Products set forth in Exhibit B. In each case, WRS shall comply with Supplier's trademark advertising guidelines. No other use of Trademarks is authorized. WRS shall not alter or remove any Trademarks applied by Supplier to any Products or related materials. Nothing herein shall grant to WRS any right, title or interest in the Trademarks and all goodwill accruing to the Trademarks shall accrue to Supplier. At no time during or after the term of this Agreement shall WRS challenge or assist others to challenge the Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to the Trademarks.

                                   Section 6

                    COMPETITIVE PRODUCTS AND NONEXCLUSIVITY

     Nothing in this Agreement shall be construed to (i) require WRS to refrain from distribution of any other microcomputer software, regardless of whether it is competitive with the Products or (ii) prevent Supplier from appointing other distributors, resellers or VARs or otherwise sell or distribute the Products.

                                   Section 7

                      PROPRIETARY PROTECTION OF PROGRAMS

     WRS shall be authorized only to market and distribute the Products in their form and packaging as delivered by Supplier in accordance with the terms of this Agreement. This Agreement shall not be construed to grant to WRS any other right, title, or interest in any intellectual property rights embodied in or associated with the Products, or any right to copy, modify, loan, or lease the Products. All other use of the Products by WRS shall be subject to the terms and conditions of the End-User License Agreement included with each Product, or under the terms of any other agreement in place between the parties, as applicable. WRS shall not (and shall require that End-users do not) remove, alter, cover or obfuscate any copyright notices or other proprietary rights notice placed or embedded by Supplier on or in any Products. WRS shall not, and shall not authorize any third party to, modify, alter, reverse engineer, dissemble or decompile any Products.

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                                   Section 8

                    WARRANTIES AND LIMITATIONS OF LIABILITY

     8.1. Supplier warrants to and for the benefit of WRS and End-Users that Suppliers owns or has right to the Products, including any intellectuals property rights associated therewith, adequate to enable Supplier to perform its obligations, to authorize the distribution of the Products by WRS, and to authorize the use of the Products by End-Users in accordance with the terms and conditions of the End-User License Agreement. Supplier sole and exclusive liability and WRS's sole and exclusive remedy for breach of this warranty shall be Supplier's indemnification obligations set forth in Section 10.

     8.2. Supplier warrants to and for the benefit of WRS and its End-Users that the Products and the distribution thereof do not infringe the trademarks, patents, copyrights, or other proprietary rights of any third party. Suppliers sole and exclusive liability and WRS's sole and exclusive remedy for breach of this warranty shall be Supplier's indemnification obligations set forth in
Section 10.

     8.3. Suppliers limited warranty to End-Users is stated in the end user license agreement included with each Product. Certain Products are provided "as is" without warranty to End-users. The end user license agreement respecting a particular product may provide that the sole remedy of an End-User shall be a refund of the purchase price of the Product.

     8.4. WRS agrees to use the "Returns Form" attached hereto as Exhibit E. WRS may return opened packages of Products to Suppler only when a Returns Form has been duly filled out and signed by an End-User indicating one of the approved reasons for return.

     8.5. WRS shall provide copies of such completed Returns Forms to Supplier. Upon receipt of the packages of Products with such duly completed and signed form, Supplier shall issue a credit or payment to WRS in the amount previously received by Supplier with respect to such returned Products. Supplier shall have no obligation to accept returns of Products or issue credits or payments with respect to Products that were returned because of allegedly erroneous or misleading statements made by WRS.

     8.6. If the parties have agreed to use the WRS Inventory Method, WRS may return to Supplier at the end of each calendar quarter, quantities of Product less than equal to one third of the shipments received by WRS in the preceding three calendar months, provided:

     1.    Shipping costs for such returns are prepaid by WRS;

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     2.    All returned Products are in unopened and undamaged condition.

     8.7. WRS shall accept for full refund and return to inventory any Products that are returned by a customer because the customer is unwilling to be bound by the terms of the End-User License Agreement.

                                   Section 9

                           DISCLAIMER AND LIMITATION

     9.1. The warranties set forth in Section 8 hereof are expressly contingent upon use of such Products strictly in accordance with the instructions contained in the user's manual and without misuse, damage, alterations, or modifications. THE WARRANTIES SET FORTH IN SECTION 8 ARE IN LIEU OF ALL OTHER WARRANTIES, AND SUPPLIER DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     9.2. The liability of Supplier to WRS for any claim whatsoever related to the Products or this Agreement, including any cause of action sounding in contract, tort, or strict liability, shall not exceed the total amount of payments previously made to Supplier hereunder. Regardless of any other breach hereunder or any other claim by WRS against Supplier, Supplier in no event shall be liable to WRS for any loss of profits; any incidental, special, exemplary, or consequential damages; or any claims or demands brought against WRS by any other party, regardless of whether Supplier has been previously advised of the possibility of such claims or demands. The foregoing limitation shall not apply to damages arising out of claims alleging infringement of any third-party proprietary rights for which indemnification is made pursuant to Section 10 hereof.

                                  Section 10

                                INDEMNIFICATION

     10.1. Supplier hereby indemnifies and agrees to hold WRS harmless from and against any and all claims, demands, or actions and any related costs, liabilities, or losses arising out of any actual or alleged infringement of any patent, trademark, or copyright or violation of any trade secret or other proprietary rights by any of the Products furnished hereunder.

     10.2. WRS hereby indemnifies and agrees to hold Supplier harmless from and against any and all claims, demands, or actions and any related costs, liabilities, or losses arising out of any statements or representations made by WRS, employees, or agents with respect to the Products, except for statements that are

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direct quotations of the documentation and marketing materials provided by
Supplier to WRS for use in connection with the Products.

     10.3. The foregoing indemnities are in addition to any rights otherwise under this Agreement, but shall be expressly contingent on the party seeking indemnity (1) promptly notifying the indemnifying party in writing of any such claim, demand, action, or liability, (2) cooperating in the defense or settlement thereof; and (3) allowing the indemnifying party to control the defense or settlement of the same.

                                  Section 11

                             TERM AND TERMINATION

     11.1. The term of this Agreement shall be 12 (twelve) months from the date first above written. This Agreement shall be extended automatically for additional one (1) year periods unless one party shall notify the other in writing of termination three months prior to the anniversary date hereof.

     11.2. Either party may terminated this Agreement if the other party commits a material breach of any of the terms hereof and such breach remains uncured 30 (thirty) days after written notice of such breach has been furnished to the party in breach by the other party.

     11.3. The provisions of Sections 1 and 9-13, and all payments obligations that have accrued prior to termination or expiration, shall survive any termination or expiration of this Agreement, all of WRS's rights and licenses with respect to the Products shall terminate, provided that each End User license granted in accordance with this Agreement shall survive in accordance with its terms, subject to termination for default in accordance with its terms. All copies of Products in WRS's and its subdistributors' possession at the time of termination or expiration of this Agreement shall be promptly returned to the Supplier.

     11.4. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of either party. Termination shall not, however, relieve either party of any obligations incurred prior to the termination, including, without limitation, the obligation of WRS to pay the Supplier for Products purchased or reproduced prior to such termination.

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     11.5.  If WRS distributes products that are direct competitors with
Supplier's products, Supplier may elect to terminate this agreement with 30 days written notice to WRS.

                                  Section 12

                                 MISCELLANEOUS

     12.1. WRS is an independent contractor under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, or agency relationship between parties hereto. WRS shall have no authority to enter into agreements of any kind of behalf of Supplier and shall not have the power or authority to bind or obligate Supplier in any manner to any third party.

     12.2. Each party represents and warrants that it has full power and authority to undertake the obligation set forth in this Agreement and that it has not entered into any other agreement nor will it enter into any other agreement that would render it incapable of satisfactorily performing its obligations hereunder.

     12.3. Each party agrees that it will comply with all applicable laws and regulations of governmental bodies or agencies in its performance under this Agreement.

     12.4. Each party represents that it is acting on its own behalf and is not acting as an agent for or on behalf of any third party.

     12.5. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight
(48) hours after being deposited in the regular mail as certified or register mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below, or as subsequently modified by written notice.

     Wind River System, Inc.
     500 Wind River Way
     Alameda, CA 94501
     Fax: ___________________

     12.6. All questions concerning the validity, operation, interpretation, and constructions of this Agreement will be governed by the determined in accordance with the laws of the State of California without reference to its principles of conflicts of laws.

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     12.7.  Neither party shall be mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall not be construed as or constitute a continuing waiver of such breach or of other breaches of the same or other provisions of this Agreement.

     12.8. Except for obligations of WRS respecting (1) protection of Supplier's proprietary rights in the Products and (2) payment of invoices for Products, neither party shall be in default in any delay or failure to perform any obligation hereunder is caused solely be events beyond such party's control. Any party claiming the benefit of such excuse shall be entitled to do so only to the extent that such party has diligently acted or cure the cause and consequence of such event.

     12.9. The parties hereto acknowledge that this Agreement is the complete the exclusive statement of agreement respecting the subject matter hereto and supersedes all proposals (oral or written), understandings, representations, conditions, and other communications between the parties relating hereto. This Agreement may be amended only by a subsequent writing that specifically refers to this Agreement and is signed by both parties, and no other act, document, usage, or custom shall be deemed to amend this Agreement.

     12.10. Neither party shall assign or transfer this Agreement or any rights or obligations under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign or transfer rights or obligations under this Agreement pursuant to a merger, consolidation or reorganization of such party or pursuant to an acquisition of such party (whether by sale of all or substantially all of such party's assets or by sale of such party's stock). Any assignment or transfer of this Agreement made in contravention of the terms hereof shall be null and void. subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties' respective successors and permitted assigns.

     12.11. In order to promote Supplier's sales organization and WRS's sale organization to work together Supplier and WRS will both compensate, via commissions, their respective field organizations for sales of Supplier products.

     12.12. Contact Info. WRS will provide end user contact information to SUPPLIER promptly after the sale and in no event in greater than 30 days after the sale. Contact information will include Account Name and complete address, end user contact name/title, phone number or email address, the products and quantity sold date of sale and actual end user price. If the shipment will be distributed to multiple locations by the customers, WRS will make reasonable effort to obtain such re-shipment information with appropriate contact information at each location.

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     WHEREBY, the parties have caused this Agreement to be executed by their duly authorized officers as set forth below effective this 19th day of July
1999.

     Wind River System, Inc.                 Supplier:


     By: /s/ Richard W. Kraber               By: /s/ Jim Watkins
         ---------------------------             ------------------------------

     Name: Richard W. Kraber                 Name: Jim Watkins
           -------------------------               ----------------------------

     Title: CFO                              Title: Senior Vice President
            ------------------------                ---------------------------

     Date: 7/19/99                           Date: 7/14/99
           -------------------------               ----------------------------

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